September 23, 2014

Re: Acquisition of Intellectual Property of Carey J. Kriz

Dear Mr. Kriz:

This letter is intended to summarize the principal terms of a proposal by ATOMIC PAINTBALL INC. or its designee (“Buyer”) regarding its acquisition of certain Assets (as defined below) of CAREY KRIZ (“Seller”).  In this letter, (i) Buyer and Seller are called the “Parties” and (ii) Buyer's proposed acquisition of the Assets is called the “Acquisition.”

PART ONE

The Parties intend to enter into a definitive written acquisition agreement providing for the Acquisition (a “Definitive Agreement”).  The execution of any such Definitive Agreement is subject to the satisfactory completion of Buyer's ongoing investigation of the Seller’s Assets and other due diligence issues and approval by the board of directors of Buyer.

It is proposed that the Definitive Agreement include the following terms:

1. Basic Transaction.  Seller would sell intellectual property consisting primarily of software (the “Assets”) as described on Exhibit A attached hereto, to Buyer at the price (the “Purchase Price”) set forth in Paragraph 2 below. The closing of this transaction (the “Closing”) would occur as soon as possible after the execution of the Definitive Agreement, and the satisfactory completion of Buyer’s due diligence, including but not limited to Buyer’s satisfaction with the financial information available regarding the Assets.

2. Purchase Price.  The Purchase Price would be 200,000 shares of preferred stock of Atomic Paintball Inc.  (the “Preferred Stock”) issued to Seller at Closing. It is currently contemplated that the Preferred Stock will be convertible on a 1 for 10 basis into shares of Atomic Paintball Inc. common stock (the “Common Stock”). Seller may convert Preferred Stock beginning 120 days after the closing of this transaction. Seller may convert up to 20,000 preferred shares every 90 days.  Preferred Stock will pay a $0.125 quarterly dividend.

PART TWO

The following paragraphs of this letter (the “Binding Provisions”) are the legally binding and enforceable agreements of Buyer and Seller subject to paragraph 9 below.

3.  Access.  Seller will afford Buyer full and free access to Seller, its personnel, properties, contracts, books and records, and all other documents and data relating to the Assets.  Buyer shall complete its investigation of the Assets no later than 45 days after the execution of this Letter of Intent.

4.          Temporary License.  Seller hereby grants Buyer a license to use the Assets through December 31, 2014 on an exclusive basis and without any warranties, express or implied.

5.          Exclusivity.  Until the earlier of 60 days after full execution of this Letter of Intent or the execution of a Definitive Agreement, Seller shall not, nor shall it permit any of its affiliates, employees, attorneys or other agents or representatives to, directly or indirectly, (a) sell, offer or agree to sell any interest in the Assets, or (b) participate in any discussion or negotiations with, or furnish any information concerning any such transaction with any person or entity other than the other parties hereto.

6.  Costs.  Buyer and Seller will be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

7.  Entire Agreement.  The Binding Provisions constitute the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof.  Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the Parties.

8.  Governing Law.  The Binding Provisions will be governed by and construed under the laws of the State of Texas without regard to conflicts of laws principles.

9.  Termination.  The Binding Provisions will automatically terminate on December 31, 2014; provided, however, that the termination of the Binding Provisions will not affect the liability of a Party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties will have no further obligations hereunder, except as stated in Paragraph 6 of this Part Two, which will survive any such termination.

10.         Facsimiles; Counterparts.  This Letter may be executed by facsimile signatures and in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.     No Liability.  The paragraphs and provisions of Part One of this letter do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Acquisition, or relating to the negotiation of the terms of the Acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

12.         Brokers.  Buyer and Seller acknowledge that they have had no negotiations through or brokerage services performed by any broker or intermediary in connection with the execution and delivery of this Letter.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Duly executed and agreed as to the Binding Provisions on September 23, 2014.	Very truly yours, ATOMIC PAINTBALL INC. By: /s/ Darren Dunckel Darren Dunckel CEO SELLER: /s/ Carey Kriz Carey Kriz